Exhibit 10.1

Cloud Alliance Inc. / XMAX AI INC – AI Inference Platform Deployment Agreement

AI INFERENCE PLATFORM DEPLOYMENT AND SERVICES AGREEMENT

Effective Date	April 1, 2026
Client	XMAX AI INC (EIN: 41-5304554), 6565 E. Washington Blvd, Commerce, CA 90040
Service Provider	CLOUD ALLIANCE INC, 8609 Westwood Center Dr, Suite 110, Tysons Corner, VA 22182
Project	Deployment and customization of the Stella Inference Inc. AI Inference Platform on AWS

This AI Inference Platform Deployment and Services Agreement (the “Agreement”) is entered into by and between XMAX AI INC (“Client”) and CLOUD ALLIANCE INC (“Service Provider”). The parties agree as follows:

1.	Scope of Services

●	Service Provider shall deploy the Stella Inference Inc. AI Inference Platform (the “Platform”) to the Amazon Web Services (“AWS”) cloud environment designated by Client, together with such reasonable configuration and limited customization work as is necessary to make the Platform operational for Client’s approved use case.

●	The implementation shall include, at minimum, the following functional modules in production-ready form: (i) large-model API access and routing/orchestration, (ii) user login and account access controls, (iii) payment capability, (iv) usage settlement/billing functionality, and (v) a ticketing / work-order system.

●	Service Provider shall also provide go-live support and post-launch operational support services. The detailed scope, service levels, response targets, maintenance procedures, and exclusions for ongoing operations and maintenance (“O&M”) will be documented in a separate O&M memorandum or statement of work to be executed by the parties after signing of this Agreement.

2.	Project Term and Delivery Schedule

●	The project term shall begin on the Effective Date and continue until completion of the deployment, final payment, and any transition obligations under this Agreement, unless earlier terminated in accordance with this Agreement.

●	Service Provider shall use commercially reasonable efforts to complete deployment of the Platform within thirty (30) calendar days after the Effective Date, provided that Client timely provides all required AWS access, credentials, technical points of contact, branding inputs, business rules, and commercially necessary decisions.

●	Any delay caused by Client, AWS account provisioning issues outside Service Provider’s reasonable control, force majeure events, third-party system dependencies, or material scope changes shall extend the schedule on a day-for-day equitable basis.

3.	Fees and Payment Terms

●	The total fixed fee for the services under this Agreement is Four Hundred Thousand U.S. Dollars (US$400,000).

●	Client shall pay an initial non-refundable mobilization payment of Two Hundred Thousand U.S. Dollars (US$200,000) within three (3) business days after execution of this Agreement.

●	The remaining Two Hundred Thousand U.S. Dollars (US$200,000) shall be due within three (3) business days following Client’s written acceptance of the Platform in accordance with the acceptance criteria in Section 4 below.

●	All amounts are exclusive of applicable taxes, duties, cloud usage charges, third-party software license fees, payment processor fees, and AWS infrastructure costs, each of which shall be borne by Client unless expressly stated otherwise in writing.

Cloud Alliance Inc. / XMAX AI INC – AI Inference Platform Deployment Agreement

4.	Acceptance Testing and Go-Live Criteria

●	The Platform shall be deemed accepted once Service Provider demonstrates, in Client’s designated AWS environment or an agreed production-equivalent environment, that the following acceptance standards are met:

●	(a) the Platform can connect to and route requests to one or more AI large-model APIs; (b) authorized users can register or log in and access the service according to assigned roles; (c) payment-related workflows are operational; (d) usage tracking and settlement functions are operational; and (e) the ticketing / work-order module is operational for issue intake and tracking.

●	Client shall complete acceptance review within five (5) business days after Service Provider notifies Client that the Platform is ready for acceptance testing. If Client does not deliver a written rejection notice specifying material non-conformities within that period, the Platform shall be deemed accepted.

●	If Client identifies a material non-conformity directly related to the agreed acceptance criteria, Service Provider shall have a reasonable cure period to correct such item, after which Client shall promptly retest the affected functionality.

5.	Client Responsibilities

●	Client shall timely provide AWS account access, network and security approvals, domain and DNS support if applicable, payment processor account information if required, test users, business process inputs, and personnel reasonably necessary for project decisions and acceptance testing.

●	Client is responsible for all third-party accounts, cloud costs, keys, credentials, data inputs, compliance approvals, and any production data used in or through the Platform unless the parties expressly agree otherwise in writing.

●	Client shall not use the Platform in a manner that violates applicable law, third-party terms, or restrictions imposed by model providers, payment providers, or cloud providers.

6.	Intellectual Property and Ownership

●	The parties acknowledge and agree that all source code, object code, software architecture, algorithms, models, connectors, frameworks, documentation, derivative works, enhancements, and other intellectual property comprising or relating to the Platform are and shall remain the sole and exclusive property of Stella Inference Inc.

●	Nothing in this Agreement transfers, assigns, licenses (except as expressly set forth below), or otherwise grants to Client or Service Provider any ownership right, title, or interest in or to the Platform source code or related intellectual property. For the avoidance of doubt, neither CLOUD ALLIANCE INC nor XMAX INC shall own any code intellectual property or code title arising from or used in the performance of this Agreement.

●	Subject to Client’s payment in full of all fees due under this Agreement and subject to Stella Inference Inc.’s underlying ownership, Client shall receive a limited, non-exclusive, non-transferable, non-sublicensable authorization to use the deployed Platform solely for its internal business purposes for a period of three (3) months from the production go-live date, unless the parties execute a separate extension, production services agreement, or other written renewal. Upon expiration or earlier termination of such authorization, Client shall cease use of the Platform except to the extent separately agreed in writing by Stella Inference Inc. and Service Provider.

●	Service Provider may use its general know-how, skills, experience, methods, ideas, and non-client-specific implementation learnings gained during performance of the services, provided it does not disclose Client Confidential Information.

●	During the period commencing on the Effective Date and continuing for three (3) months thereafter, if Stella Inference Inc. determines, on the same terms and conditions, to sell, transfer, assign, or otherwise dispose of the source code of the Stella Inference Platform and/or the ownership of such system, XMAX AI INC shall have a right of first refusal with respect to such transaction; provided, however, that any such transaction shall be subject to a separate definitive written agreement to be executed by and between Stella Inference Inc. and XMAX AI INC, and, unless and until such agreement has been duly executed and the closing thereunder has occurred, nothing in this Agreement shall constitute or be construed as a transfer, sale, assignment, or conveyance of any source code, intellectual property rights, or ownership of the system.

Cloud Alliance Inc. / XMAX AI INC – AI Inference Platform Deployment Agreement

7.	Confidentiality

●	Each party shall keep confidential all non-public business, technical, financial, security, and commercial information disclosed by the other party in connection with this Agreement (“Confidential Information”) and shall use such information solely for purposes of performing or receiving services under this Agreement.

●	Confidential Information shall not include information that the receiving party can demonstrate: (i) is or becomes publicly available without breach of this Agreement; (ii) was already lawfully known to the receiving party; (iii) is independently developed without use of the disclosing party’s Confidential Information; or (iv) is lawfully received from a third party without duty of confidentiality.

●	The confidentiality obligations in this Section shall survive for three (3) years after termination of this Agreement, except with respect to trade secrets, which shall be protected for so long as they remain trade secrets under applicable law.

8.	Warranties and Disclaimers

●	Service Provider warrants that it will perform the services in a professional and workmanlike manner consistent with generally accepted industry standards for cloud deployment and software implementation services.

●	Except for the express warranty stated above, the services and the Platform are provided “as is” and “as available,” and Service Provider disclaims all other warranties, whether express, implied, statutory, or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, non-infringement, uninterrupted operation, or error-free performance.

●	Service Provider does not warrant any third-party services, AI models, payment rails, AWS services, uptime of external providers, or results generated by third-party models.

9.	Limitation of Liability

●	Except for liability arising from a party’s fraud, willful misconduct, confidentiality breach, or payment obligations, neither party shall be liable to the other for any indirect, incidental, special, consequential, exemplary, or punitive damages, including loss of profits, loss of revenue, loss of data, or business interruption, whether in contract, tort, or otherwise, even if advised of the possibility of such damages.

●	Except for Client’s payment obligations and each party’s confidentiality obligations, each party’s aggregate liability arising out of or relating to this Agreement shall not exceed the total fees actually paid or payable under this Agreement.

10.	Termination

●	Either party may terminate this Agreement for material breach by the other party if such breach remains uncured for ten (10) business days after written notice describing the breach in reasonable detail.

●	Client may terminate this Agreement for convenience upon ten (10) business days’ prior written notice; provided, however, that Client shall remain responsible for the initial US$200,000 payment once this Agreement is signed and for all work performed and non-cancellable commitments incurred through the effective date of termination.

●	Upon termination, Client shall promptly pay all undisputed amounts then due, and Service Provider shall reasonably cooperate in a short transition of the deployed environment to the extent consistent with Stella Inference Inc.’s intellectual property rights and subject to payment of applicable transition fees if additional work is requested.

11.	Independent Contractor

●	Service Provider is an independent contractor and nothing in this Agreement creates a partnership, joint venture, fiduciary, franchise, or employer-employee relationship between the parties.

●	General solicitations not specifically targeted at such personnel, and hiring resulting solely from such general solicitations without direct or indirect targeted outreach, shall not be deemed a breach of this Section.

Cloud Alliance Inc. / XMAX AI INC – AI Inference Platform Deployment Agreement

●	During the term of this Agreement and for a period of three (3) years thereafter, XMAX INC shall not, directly or indirectly, solicit for hire, hire, engage as an employee, consultant, contractor, advisor, or otherwise retain any employee, contractor, or key service provider of CLOUD ALLIANCE INC or STELLA INFERENCE INC who became known to XMAX INC through this Agreement or the deployment project, without the prior written consent of the applicable company.

11A.	Non-Solicitation and No-Hire

12.	Governing Law and Venue

●	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict-of-laws rules. Any legal action arising out of this Agreement shall be brought in the state or federal courts located in Virginia, and each party consents to such jurisdiction and venue.

13.	Miscellaneous

●	This Agreement, together with Exhibit A and any later-executed O&M memorandum, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes prior oral or written discussions on that subject.

●	Any amendment must be in writing and signed by both parties.

●	Neither party may assign this Agreement without the prior written consent of the other party, except in connection with a merger, sale of substantially all assets, or internal reorganization, provided the assignee assumes this Agreement in writing.

●	If any provision of this Agreement is held unenforceable, the remaining provisions shall remain in full force and effect.

●	Notices under this Agreement shall be sent by email and recognized courier to the notice contacts set forth in the signature block or to any updated contact later designated in writing.

Cloud Alliance Inc. / XMAX AI INC – AI Inference Platform Deployment Agreement

Exhibit A – Statement of Work and Commercial Terms

Project	AWS deployment and limited customization of the Stella Inference Inc. AI Inference Platform
Deployment Target	AWS account/environment designated by XMAX INC
Delivery Window	Target completion within 30 calendar days from Effective Date
Fixed Fee	US$400,000 total
Payment Milestone 1	US$200,000 due at contract signing
Payment Milestone 2	US$200,000 due upon acceptance / go-live
O&M Services	To be further defined in a later operations and maintenance memorandum

Functional Go-Live Checklist

No.	Acceptance Item	Status
1	Model API connection and request routing are operational.	Pass / Fail
2	User login / access control is operational.	Pass / Fail
3	Payment workflow is operational.	Pass / Fail
4	Settlement / billing workflow is operational.	Pass / Fail
5	Ticketing / work-order system is operational.	Pass / Fail
6	Deployment is running in the agreed AWS environment.	Pass / Fail

Cloud Alliance Inc. / XMAX AI INC – AI Inference Platform Deployment Agreement

Signature Page

CLIENT		SERVICE PROVIDER	IP Ownership Acknowledgment Signatory

XMAX AI INC		CLOUD ALLIANCE INC	STELLA INFERENCE INC.

/s/ Steven (Yizhou) Zhao		/s/ Zhifa Liu	/s/ Fred Yu
Steven (Yizhou) Zhao		Zhifa Liu	Fred Yu
Director		CEO	Director

Date：	Apr 6, 2026	Date：	Date：	Apr 6, 2026

Notice Address： 6565 E. Washington Blvd Commerce, CA 90040		Notice Address： Tysons Corner, VA 22182	Notice Address： Saratoga, CA 95070

Email：		Email	Email：

Stella Inference Inc. acknowledges and confirms solely for purposes of this Agreement that all source code and related intellectual property for the Platform remain owned by Stella Inference Inc., and no ownership right is granted to CLOUD ALLIANCE INC or XMAX ai INC except for the limited authorization expressly stated in this Agreement.

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